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Participating Funds
* U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Short Obligations Fund (BR_SHOBLIG)

The Offering
Key Characteristics (Complete ALL Fields)
Date of
Offering Commencement:
02-14-2017
Security Type:
BND/CORP

Issuer
Morgan Stanley (2020)
Selling Underwriter
Morgan Stanley & Co. LLC
Affiliated Underwriter(s)
   PNC Capital Markets LLC
   Other:
List of Underwriter(s)
Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., ABN AMRO Securities
(USA) LLC, Apto Partners, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Citizens Capital Markets, Inc., Deutsche Bank Securities Inc., Lloyds Securities Inc, Multi-Bank Securities, Inc., nabSecurities, LLC, Natixis Securities Americas LLC, PNC Capital Markets LLC, Rabo Securities USA, Inc., RBS Securities Inc., Scotia Capital (USA) Inc., UniCredit Capital Markets LLC, U.S. Bancorp Investments, Inc
Transaction Details
Date of Purchase
02-14-2017

Purchase Price/Share
(per share / % of par)
$100
Total Commission, Spread or Profit
0.250%

1. Aggregate Principal Amount Purchased (a+b)
$285,000,000
a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$35,163,000
b. Other BlackRock Clients
$249,837,000
2. Aggregate Principal Amount of Offering
$3,000,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.095
Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
       U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
       Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
       Eligible Municipal Securities
       Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
       Government Securities Offering [Issuer must have 3 years of continuous

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operations]
Timing and Price (check ONE or BOTH)
       The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
       If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.
Firm Commitment Offering (check ONE)
   YES
   NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
No Benefit to Affiliated Underwriter (check ONE)
   YES
   NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dipankar Banerjee
Date:
02-17-2017

Global Syndicate Team Member

Approved by:
Steven Delaura
Date:
02-17-2017

Global Syndicate Team Member

Definitions
Term
Definition
Fund Ratio
Number appearing at the bottom of page 1 of 2 of the Rule 10f-3 Report form. It is the sum of the Funds' participation in the offering by the Funds and other accounts managed by BlackRock divided by the total amount of the offering. Eligible Foreign Offering
The securities are sold in a public offering conducted under the laws of a country other than the United States and
(a) the offering is subject to regulation in such country by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the Investment Company Act of 1940;

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(b) the securities were offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
(c) financial statements, prepared and audited as required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public and prospective purchasers in connection with the offering; and
(d) if the issuer is a "domestic issuer," i.e., other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it (1) has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of that act, and (2) has filed all the material required to be filed pursuant to section 13(a) or 15(d) of that act for a period of at least 12 months immediately preceding the sale of securities (or for such shorter period that the issuer was required to file such material)
Eligible Municipal Securities
The securities:
(a) are direct obligations of, or obligations guaranteed as to principal or interest by, a State or any political subdivision thereof, or any agency or instrumentality of a State or any political subdivision thereof, or any municipal corporate instrumentality of one or more States, or any security which is an industrial development bond (as defined in section 103(c)(2) of Title 26) the interest on which is excludable from gross income under certain provisions of the Internal Revenue Code;
(b) are sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time; and
(c) either
(1) are subject to no greater than moderate credit risk; or
(2) if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities are subject to a minimal or low amount of credit risk.

Also, purchases of municipal securities may not be designated as group sales or otherwise allocated to the account of any prohibited seller (i.e., an affiliated underwriter).
Eligible Rule 144A Offering
The securities are sold in an offering where
(a) the securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or
Rules 501-508 thereunder;
(b) the securities were sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A ("QIBs"); and
(c) the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule 144A. Government Securities Offering
The security is issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
U.S. Registered Public Offering.
The securities offered are registered under the Securities Act of 1933 that are being offered to the public.

Rule 10f-3 Report - Definitions

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